LAW OFFICES OF
EHMANN, VAN DENBERGH, TRAINOR & SCOTT, P.C.

TWO PENN CENTER PLAZA, SUITE 220 1500 JOHN F. KENNEDY BOULEVARD PHILADELPHIA, PENNSYLVANIA 19102	TELEPHONE: (215) 851-9800 DIRECT DIAL: Ext. 222 FAX: (215) 851-9820

March 9, 2011

Daleco Resources Corporation
17 Wilmont Mews, 5th floor
West Chester, PA 19382

Re:	2,400,000 Shares of Common Stock Daleco Resources Corporation

Gentlemen:

We have represented Daleco Resources Corporation (the “Company”) in connection with the registration of 2,400,000 shares of the Company’s common stock, par value $.01 utilizing Form S-8 Registration Statement (“Registration Statement”) under the Securities Act of 1933, as amended, for issuance to Messrs: Warren V. “Pete” Musser, Howard Lubert, Michael Carter and Thomas R. Smith, consultants to the Company, as specified in the Registration Statement.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, its bylaws, Minutes of Meetings of the Board of Directors, and such other materials as we consider necessary to support this opinion.

Based on this examination, we are of the opinion that the shares have been validly authorized, and that the shares will be legally issued, fully paid and non-assessable when the certificates therefore have been duly executed, countersigned and delivered.

We hereby consent to the reference to this firm in the Registration Statement under Item 5 of Form S-8, Interest of Named Experts and Counsel, and to the attachment of this opinion as an Exhibit to the Registration Statement.

Sincerely, EHMANN, VAN DENBERGH & TRAINOR, P.C.

By:	/s/ C. Warren Trainor
A Member of the Firm